Exhibit 3.2

ARTICLES OF AMENDMENT

OF

AMOUR FIBER CORE, INC.

Pursuant to the provisions of the Washington Business Corporation Act, Chapter 23B. 10 RCW, the following Articles of Amendment to the Articles of Incorporation are submitted for filing.

ARTICLE I

The name of this corporation is Amour Fiber Core, Inc. (the “Corporation”).

ARTICLE II

The amendment to the Articles of Incorporation as adopted is as follows:

Article V of the Articles of Incorporation is hereby amended to read in its entirety as follows:

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 15,000,000, all of one class. Effective June 15, 1998, each outstanding share of common stock is split up and converted into three shares of common stock.

ARTICLE III

The amendment provides for no exchange, classification, or cancellation of issued shares.

ARTICLE IV

The amendments were adopted on June 1, 1998.

ARTICLE V

Shareholder action on the amendment was not required, and consequently, the amendments were adopted by the Board of Directors without shareholder action.

In Witness Whereof, the Corporation has caused these Articles of Amendment to be executed on this 9th day of June, 1998.

Amour Fiber Core, Inc

By	/s/ Barbara J. Amour
Barbara J. Amour, Secretary